Exhibit 4.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 3rd day of July 2019 by and between MIX TELEMATICS NORTH AMERICA INC. (“MiX Telematics”), and JOHN GRANARA (the “Executive”). MiX Telematics and the Executive are collectively referred to herein as the “Parties.” MiX Telematics is a subsidiary of MiX Telematics Limited, and together with all subsidiaries and affiliates will hereafter collectively be referred to as the “MiX Group”.

Recitals

WHEREAS, MiX Telematics desires to employ the Executive as Executive Vice President, Chief Financial Officer (the “Position”) of the MiX Group and the Executive desires to accept such employment with MiX Telematics, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, in addition to other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions:

Terms and Conditions

1.    Employment Period. MiX Telematics agrees to employ the Executive and the Executive agrees to accept employment with MiX Telematics, subject to the terms and conditions of this Agreement. The Executive’s employment pursuant to this Agreement will commence on the 8th of July 2019 (the “Effective Date”) and may be terminated thereafter by either Party at any time, with or without notice, consistent with Section 10 below. (The period of the Executive’s employment with MiX Telematics from the Effective Date through the date of termination shall be referred to herein as the “Employment Period”).

2.    Position and Responsibilities of the Executive.

a.    During the Employment Period, the Executive will serve as the Chief Financial Officer of the MiX Group and will perform such duties as are customary of a Chief Financial Officer in the industry in which MiX Telematics transacts business, including, but not limited to the following (collectively, the “Services”):

i.    Report to and execute the orders and directions of the Chief Executive Officer and the MiX Telematics Limited Board of Directors (“MiX Board”), carry out such functions and duties as are from time to time assigned to him and are consistent with his Position, and use his utmost endeavours to protect and promote the business and interests of the MiX Group and to preserve its reputation and goodwill;

ii.    Not engage in activities which would detract from the proper performance of the Executive’s duties;

iii.    Use the Executive’s best endeavours to promote and extend the business of the MiX Group; and

iv.    Perform all other duties as may be assigned to the Executive by the Chief Executive Officer and/or the MiX Board.

b.    During the Employment Period, the Executive shall obey all lawful directions of MiX Telematics and implement and abide by any and all company policies and procedures as may be in effect from time to time.

c.    During the Employment Period, the Executive shall devote all of the Executive’s business time and efforts to the performance of the Services. Accordingly, the Executive will not accept other employment while employed by MiX Telematics unless prior written approval is provided by MiX Telematics Limited’s Nominations and Remuneration Committee. Further, during the Employment Period, the Executive may not serve on the board of directors or act as a paid consultant to any other entity, except for non-profit philanthropic entities approved by the MiX Board.

d.    During the Employment Period, the Executive shall immediately inform MiX Telematics of any change in the Executive’s personal affairs that has or may have any material effect on MiX Telematics’ rights under this Agreement or the Executive’s ability to perform the Services.

3.    Business Expenses. MiX Telematics will reimburse the Executive for the cost of meals, travel and other expenses reasonably and necessarily incurred for business purposes upon timely submission of receipts verifying the cost of such expenses in accordance with and upon the terms and conditions set forth in the “MiX Telematics Travel Policy and Expense Reimbursement” procedures as in effect from time to time, including the reimbursement for appropriate professional organizations, professional licensure, and the reasonable related continuing professional education requirements. The Executive shall have all business expenses above pre-approved levels approved in compliance with the “MiX Telematics Approvals Framework.”

4.    Compensation and Benefits.

a.    Compensation. During the Employment Period, the Executive shall be entitled to the following compensation as the Executive’s sole consideration for the Services rendered under the Agreement:

i.    Base Salary. Beginning on the Effective Date of this Agreement and continuing throughout the Employment Period, the Executive shall receive a "Base Salary" at the annual rate of Three Hundred and Fifty Thousand Dollars ($350,000) (less applicable withholdings and statutory deductions). The Base Salary will be pro-rated for the last month of the Employment Period if employment ends other than on the last day of a month. The Executive’s Base Salary shall be paid in accordance with the regular payroll practices of MiX Telematics, currently semimonthly, but in no event less frequently than monthly. The Base Salary may be upwardly adjusted from time to time by MiX Telematics Limited’s Nominations and Remuneration Committee, in their sole discretion, without the need for the Parties to amend this Agreement. If the Executive’s Base Salary is increased, such adjusted Base Salary will then constitute the Base Salary for all purposes of this Agreement.

ii.    Annual Incentive Bonus. The Executive shall be eligible to earn and receive an annual cash incentive bonus equal to fifty percent (50%) of the Executive's Base Salary based on both the Executive’s individual performance and MiX Telematics' performance, subject to approval by MiX Telematics Limited’s Nominations and Remuneration Committee. Furthermore, this bonus will not be capped and could exceed fifty percent (50%) where the Executive’s individual performance or the MiX Group’s performance exceeds set targets. MiX Telematics will pay the bonus, if any, on a bi-annual basis. The annual bonus plan and targets will be shared by no later than sixty (60) days following completion of the MiX Group’s fiscal year.

iii.    Long-Term Incentive Plan and Restraint. On the Executive’s appointment as Chief Financial Officer, he will be eligible to participate in and receive awards under the MiX Telematics Long-Term Incentive Plan for the period of time stipulated in the said Plan. The incentive award will be commensurate with the Executive’s Position in the MiX Group, subject to the terms of the Plan, as implemented by MiX Telematics Limited from time to time.

iv.    Share Appreciation Rights (SARs) and Non-Compete. In consideration of the Executive entering into the non-compete provision as contemplated in Section 5d below, the Executive will be awarded two million five hundred thousand (2,500,000) MiX Telematics Share Appreciation Rights (“SARs”) which are subject to the standard terms, conditions and performance gates as set forth by MiX Telematics Limited’s Nominations and Remuneration Committee which includes both time and share performance conditions (usually ten percent (10%) of the compounded annual growth rate in the share price). For the avoidance of doubt the MiX SARs are ordinary South African shares traded on the JSE and not NYSE ADRs. The award of the two million five hundred thousand (2,500,000) SARs will be made on the 5th of August, 2019.

b.    Benefits. During the Employment Period, the Executive, shall be entitled to participate in or receive benefits under any life insurance, health and accident plan or arrangement or other benefits made available from time to time by MiX Telematics to its employees, subject to, and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. MiX Telematics shall have no obligation to provide any such plans or arrangements to its employees or to continue any such plans or arrangements in effect from time to time. The Executive shall also receive the following additional benefits during the Employment Period:

i.    Vacation and Sick Time. In accordance with the terms of MiX Telematics’ Vacation Policy, the Executive shall be entitled to twenty (20) paid vacation days for each service year, to be taken at times mutually convenient to the Executive and MiX Telematics. Additionally, in accordance with MiX Telematics’ Sick Leave Policy, the Executive shall be entitled to up to ten (10) days of paid sick leave each service year.

ii.    401(k).    The Executive shall be eligible to participate in MiX Telematics’ 401(k) Plan in accordance with the Plan’s eligibility terms. As a participant in the Plan, the Executive will generally be eligible to make salary deferral contributions and receive employer matching contributions, subject to the terms of the MiX Telematics 401(k) Plan document.

c.    Payments Due Upon Termination. Upon termination of the Executive’s employment, the Executive will only be entitled to receive (i) any accrued but unpaid Base Salary and bonuses earned through the termination date; (ii) to the extent the conditions outlined in MiX Telematics’ Vacation Policy are met, payment for vacation time which is accrued and unused as of the termination date; (iii) any accrued but unpaid business and travel expenses required to be reimbursed in accordance with Section 3 and Section 6 of this Agreement; (iv) receive any compensation and/or benefits as may be due and payable to the Executive in accordance with the terms and provisions of any employee benefit plans or programs of MiX Telematics; and (iv) such rights as the Executive has under the terms of the indemnification agreement. Any amounts due to the Executive upon termination of employment will be paid within thirty (30) days of the actual termination date.

d.    Indemnification. MiX Telematics shall indemnify the Executive in accordance with, and subject to, the terms of an indemnification agreement which the Parties agree to negotiate in good faith and execute under a separate agreement. Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the Parties with respect to indemnification (including dispute resolution, governing law, and notice) shall be governed by the indemnification agreement.

e.    No Other Compensation or Benefits. The Executive shall not be entitled to any compensation or benefits whatsoever other than as provided for in this Section 4.

5.    Confidential Information, Non-Competition and Non-Solicitation.

a.    MiX Telematics’ Business. MiX Telematics is engaged in the sale and service of fleet management, driver safety and vehicle tracking services and solutions (“Telematics Business” or “Telematics Solutions”), including, but not limited to: (i) in-vehicle systems for optimizing driver efficiency while simultaneously ensuring best practices for safety and compliance (e.g. ‘MiX Rovi’); (ii) enhancements to fleet management solutions that use video footage captured by in-vehicle cameras that deliver video via Fleet Manager, allowing for visual clarity at the time of an event (e.g. ‘MiX Vision’); (iii) integrated driver safety solutions for customers wishing to embrace high Quality, Health, Safety and Environment (QHSE) standards within their companies; (iv) fleet management solutions that reduce fuel costs, allow customers to better manage routes and deliver schedules, track vehicles, identify and monitor driver behavior, manage licensing and reduce vehicle wear and tear while increasing vehicle uptime and lessening carbon emissions; (v) systems that help ensure compliance with regional and national Hours of Service legislation in the United States and abroad; (vi) patented IFTA technology which detects crossing of State lines and produces a clear and concise report listing all mileage by vehicle and State without any interaction from the vehicle operator; and (vii) other Telematics Solutions hardware and/or services.

b.    Access to Confidential Information and Third Party Information. The Executive acknowledges that in the course of the Executive’s employment, the Executive will become informed of and be provided with access to confidential and proprietary information and data (including trade secrets) concerning the business and affairs of MiX Telematics, its parent company, MiX Telematics Limited, and its subsidiaries and affiliates (the “MiX Group”) (“Confidential Information”). The Executive acknowledges that in the course of the Executive’s employment with MiX Telematics, the Executive also may receive or have access to confidential or proprietary information belonging to certain third parties (“Third Party Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to, information relating to: methods of operation; business plans and projections; pricing structure, profit margins and other non-public financial information of any kind; customer, supplier, vendor, dealer, or value-added reseller accounts; research and development; policies and manuals constituting business secrets, confidential information, and/or proprietary information that is not available to the public; proprietary software; personnel information of employees that is private and confidential and is unrelated to wages, hours and other terms and conditions of employment; information concerning planned or pending acquisitions or divestitures; or other non-public information relating to the Telematics Business or Telematics Solutions. The Executive acknowledges and agrees that the Confidential Information derives independent value from not being generally known to and not readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. The Executive further acknowledges and agrees that such Confidential Information was developed at great expense and has been the subject of efforts by the MiX Group, which are reasonable under the circumstances to maintain its confidentiality. “Confidential Information” does not include information that has previously been or is hereafter made public, without breach of a confidential relationship, by an authorized representative of MiX Telematics.

c.    Agreement Not to Disclose Confidential Information and Third Party Information. The Executive agrees that:

i.    All Confidential Information and other materials relating in any way to any Confidential Information shall be and remain MiX Telematics’ sole property during and after the Employment Period.

ii.    The Executive shall take all reasonable steps needed or requested by MiX Telematics to ensure that all Confidential Information and Third Party Information is kept confidential.

iii.    The Executive agrees that at all times during and subsequent to the Employment Period, the Executive shall use Confidential Information and Third Party Information only for the contemplated purposes and for the sole benefit of MiX Telematics; shall not use Confidential Information or Third Party Information for any other purpose; and shall not disclose or cause to be disclosed Confidential Information or Third Party Information to any employee, contractor, or third party, except as required in the course and scope of the Executive’s employment by MiX Telematics and only if the employee, contractor, or third party has executed an agreement not to disclose Confidential Information and Third Party Information.

iv.    The Executive shall not duplicate any Confidential Information or Third Party Information or other materials relating in any way to any Confidential Information or Third Party Information, other than as necessary to fulfill the Executive’s obligations to MiX Telematics, without the express written consent of MiX Telematics.

v.    Upon demand by MiX Telematics, the Executive shall return all Confidential Information and Third Party Information, including any notes regarding or referring to Confidential Information or Third Party Information, which is then in the Executive’s possession, custody, or control, to MiX Telematics and shall represent in writing at such time that the Executive has complied with the provisions of this Section 5c.

vi.    Other than as contemplated in subparagraphs vii and viii below, in the event that the Executive is compelled by legal subpoena or court order to provide Confidential Information or Third Party Information, the Executive will provide MiX Telematics with prompt notice thereof so that MiX Telematics may seek a protective order or other appropriate remedy and the Executive will cooperate with and assist MiX Telematics in securing such protective order or other remedy. In the event that such protective order is not obtained, or the Company waives compliance with this subparagraph to permit a particular disclosure, the Executive will furnish only that portion of the Confidential Information or Third Party Information that the Executive is legally required to disclose.

vii.    Nothing in this Section 5c or otherwise in this Agreement shall be construed to interfere with the Executive’s rights under Section 7 of the National Labor Relations Act (“NLRA”). Further, nothing in this Section 5c or otherwise in this Agreement shall be construed to prohibit the Executive from: filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under the whistleblower provisions of any law, rule or regulation.

viii.    Immunity Notice: The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Should the Executive file a lawsuit against MiX Telematics for retaliation for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

d.    Non-Competition and Non-Solicitation. The Executive acknowledges that MiX Telematics has a legitimate business interest in protecting the Confidential Information and the Third Party Information, its customer and vendor relationships, its training of employees, its business goodwill, reputation and other lawful interests, and that the restrictive covenants regarding competition and non-solicitation contained herein are reasonably necessary to protect these interests. In consideration for the access granted to Confidential Information and Third Party Information and other consideration provided for in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees that, both during the Employment Period and for a period of twenty four (24) months following the termination of the Executive’s employment pursuant to this Agreement (the “Restricted Period”), the Executive shall not, directly or indirectly (in any capacity, on the Executive’s own behalf or on behalf of any other person or entity), anywhere in the geographical area in which the Executive performed the Services, which includes the United States of America:

i.    have any ownership interest in, perform any work for or provide the same or similar services the Executive provided to the MiX Group (whether as an individual, employee, independent contractor, owner, proprietor, principal, partner, shareholder, joint venturer, member, trustee, officer, director, consultant, broker, agent, or in any other manner whatsoever) to any person or entity that is a Competitive Business to the MiX Group (except for an ownership interest not exceeding five percent (5%) of a publicly-traded entity). “Competitive Business” shall mean any business that sells or provides the same, or substantially similar, products and/or services as the MiX Group (including but not limited to Telematics Solutions).

ii.    Solicit, recruit, induce, hire or engage any employee, customer, contractor, licensee, vendor, dealer or value-added reseller of the MiX Group to enter into an employment or business relationship with any other person or entity that is a Competitive Business or recruit, solicit or otherwise induce any employee, customer, contractor, licensee, vendor, dealer or value-added reseller of the MiX Group to terminate his/her employment, engagement or business relationship with the MiX Group. This covenant applies to any employee, customer, contractor, licensee, vendor, dealer or value-added reseller who, at the time of the recruitment/hire, is currently employed or engaged with the MiX Group or who was employed or engaged with the MiX Group at any time during the twelve (12) month period preceding the date of the attempted employment, recruitment, inducement, engagement or solicitation.

e.    Reasonableness of Restrictive Covenants. The Executive acknowledges that each of the provisions of this Section 5 are reasonable and necessary to protect the legitimate business interests of the MiX Group and its and their present and potential business activities and the economic benefits derived therefrom, Confidential Information, including, but not limited to, trade secrets, and Third Party Information, and that the restrictions will not prevent the Executive from earning a livelihood in the Executive’s chosen profession, that they do not impose an undue hardship on the Executive, and that they will not injure the public.

f.    Enforcement. The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of this Section 5 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon the Executive’s violation of any provision of this Section 5, MiX Telematics shall be entitled to seek from any court of competent jurisdiction (including without limitation in Palm Beach County, Florida) immediate injunctive relief and obtain a temporary order and/or injunction restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 5 shall be deemed to limit MiX Telematics’ remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 5, which may be pursued by MiX Telematics. The existence of any claim or cause of action by the Executive against MiX Telematics, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by MiX Telematics of the restrictive covenants set forth herein but shall be claimed and litigated separately. In the event MiX Telematics applies to seal any papers produced or filed in any judicial proceedings between the Parties to preserve confidentiality, the Executive hereby specifically agrees not to oppose such application and to use his best efforts to join such application.

g.    Assignment. The Executive expressly acknowledges and agrees that the provisions of this Section 5 shall be assignable by MiX Telematics to a successor in interest of MiX Telematics and the Executive hereby expressly consents to such assignment. This Agreement shall be binding upon the Executive's heirs, executors, administrators or other legal representatives or assigns. The Executive further acknowledges and agrees that the provisions of Section 5 are intended not only for MiX Telematics’ benefit, but also the benefit of the MiX Group and any of its or their past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, members of committees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns, and that in addition to the rights of MiX Telematics hereunder, each shall have the right to enforce the provisions of this Section 5.

h.    Toll Period. In the event the Executive violates any provision of this Section 5 as to which there is a specific time period during which the Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. As such, if the Executive violates any restriction stated in this Section 5, such restriction shall remain in full force and effect beyond the expiration of the Restricted Period, such that MiX Telematics receives the full benefit of its bargain.

i.    Notice to New Employer/Consulting Party. The Executive agrees that prior to the commencement of any employment or consulting relationship with any person or entity, the Executive will advise the person or entity of the restrictive covenant terms contained in this Agreement. The Executive also agrees that MiX Telematics may advise any of the Executive’s new or prospective employers or consulting parties of the existence and terms of this Agreement and may furnish said employer or consulting party with a copy of the relevant provisions of this Agreement.

j.    Survival. The Executive agrees that this Section 5 and its subparts survive termination of this Agreement; survive termination of the Employment Period; and survive termination of the Executive’s business relationship with MiX Telematics.

k.    Blue Pencil. If any portion of this Section 5 is held by a court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, that restrictive covenant shall be considered divisible as to line or scope of business, time, or geographic area and shall be modified by the court as to any of the foregoing in such a fashion as to be enforceable. The remainder of the Agreement shall remain in full force and effect.

6.    Place of Performance. The Executive is aware that the executive team and particularly the Chief Executive Officer is based in Boca Raton, Florida at the company’s USA headquarters. The Executive is required to spend much of his time working out of the Florida location. The Parties have agreed that unless agreed otherwise from time-to-time, the Executive will spend Monday to Thursday typically three (3) weeks of each month physically at the company headquarters. Fridays and the full fourth week of the month, the Executive will be entitled to work remotely from his home office in Boston, Massachusetts. As a consequence, the Executive will be obliged to do extensive commuting. The Parties have agreed that the MiX Group will pick up the cost of this commuting (including airfare, hotel and car-hire) for the first twelve (12) months of employment capped to a maximum of Forty Thousand Dollars ($40k) for the period. The Parties have further agreed that the MiX Group will pick up the cost of this commuting (including airfare, hotel and car-hire) for the second twelve (12) months of employment capped to a maximum of Twenty Thousand Dollars ($20k) for the period. Thereafter (month twenty five (25) of employment onwards, the cost of commuting will be for the Executive’s account. The Executive recognizes that the Executive’s duties will require, at the MiX Group’s expense, routine travel to domestic and international locations.

7.    General Employment Provisions.

a.    Hours of Work. Normal office hours will be from Monday to Friday from 08h00 to 17h00 with an hour lunch break. As a senior executive the nature of the Executive’s work will be such that the Executive is sometimes required to work outside of MiX Telematics’ ordinary working hours. The Executive agrees to work such additional hours as may be reasonably necessary for the fulfilment of the Executive’s duties without additional compensation. MiX Telematics will be entitled, from time to time, to adjust the Executive’s working hours in terms of operational requirements.

b.    Mobile Phone. MiX Telematics will provided the Executive with a mobile phone (at MiX Telematics’ reasonable expense), to be utilized for business purposes by the Executive.

c.    Computer Systems. During the Executive's employment by MiX Telematics, the Executive will be supplied with a computer system and with access to the MiX Group’s network, computer systems and software. MiX Telematics may at all times specify the manner in which these facilities may be used and the Executive hereby agrees to be bound by any information technology policy of MiX Telematics in force from time to time. Without derogating from the generality of the aforementioned, the Executive shall (i) utilise the computer and access MiX Telematics' network, laptops, computer systems and software, including email and internet, solely in pursuance of the MiX Group's business activities; and (ii) not copy any software whatsoever, for whatever purpose, from one computer to another unless both the applicable software license and MiX Telematics permits it.

d.    Interception and Monitoring of Electronic Communications. The Executive acknowledges, accepts and agrees that he consents to the monitoring and interception of the Executive’s communication insofar as it relates to electronic communications that he may send or receive using the equipment of MiX Telematics or during the Employment Period and scope of his employment.

e.    Consent to use Personal Information. The Executive hereby consents to the collection, processing and further processing of the Executive's personal information by MiX Telematics, for the purposes of securing and further facilitating the Executive's employment.

Without derogating from the generality of the aforementioned, the Executive consents to MiX Telematics' collection and processing of personal information pursuant to this Section insofar as personal information of the Executive is contained in relevant electronic communications.

The Executive is hereby notified of the purpose and reason for the collection and processing of such personal information.

The Executive undertakes to make available to MiX Telematics all necessary personal information required by MiX Telematics for the purpose of securing and further facilitating the Executive's employment.

Without limiting the generality of the aforegoing, the Executive absolves MiX Telematics from any liability in terms of relevant data protection and security laws for failing to obtain the Executive's consent or to notify the Executive of the reason for the processing of any of the Executive's personal information.

8.    Prior Restrictive Covenants. The Executive expressly states that he is not bound by any restrictive covenants, including non-competition and non-solicitation restrictions (for both customers and employees) from any prior employer. If it is later determined that the Executive is bound by any prior restrictive covenants, MiX Telematics may, at its sole discretion, immediately cancel this Employment Agreement. Further, by virtue of executing this Employment Agreement, the Executive understands and agrees that MiX Telematics will not defend the Executive in any future action brought by the Executive's prior employer due to claims of violating restrictive covenants or otherwise.

9.    Inventions, Discoveries, Copyright and Documents. Any Intellectual Property made, created or discovered by the Executive in the course and scope of his employment, in connection with or in any way affecting or relating to the business of the MiX Group or capable of being used or adapted for use by the MiX Group in connection with its business, shall be disclosed to MiX Telematics and shall belong to MiX Telematics.

The Executive shall, if and when required by MiX Telematics, and at the expense of MiX Telematics, apply or join with MiX Telematics in applying for letters patent or other equivalent protection in the United States of America or in any other part of the world for the Intellectual Property and shall execute all instruments and do all things necessary for vesting the said letters patent or other equivalent protection in the name of MiX Telematics as sole beneficial owner or in the name of such other person as may be nominated.

Insofar as may be necessary, the Executive hereby assigns to MiX Telematics the copyright in all present and future works eligible for copyright including, without limitation, software programs of which he may be the author, which works were or are created, compiled, devised or brought into being during the course and in the scope of his employment. No consideration shall be payable to the Executive in respect of the assignment. The Executive hereby waives in favour of MiX Telematics or any successor-in-title any moral rights in copyright as provided for in the Agreement, which may vest in him.

All reports, manuals, financial statements, budgets, indices, research papers, letters or other similar documents, the nature of which is not limited by the specific reference to the aforegoing items, which are created, compiled or devised or brought into being by the Executive or come into the Executive's possession during the course and in the scope of his employment and all copies thereof, shall be the property of MiX Telematics.

10.    Termination of Employment. Notwithstanding any other provision of this Agreement, MiX Telematics may terminate the Executive's employment ninety (90) days after providing written notice to the Executive of the termination. Likewise, the Executive may terminate his employment with MiX Telematics ninety (90) days after providing written notice to MiX Telematics of the Executive's intent to terminate his employment. In the event the Executive gives notice of his intent to terminate his employment, MiX Telematics, in its sole discretion, may place the Executive on immediate administrative leave until the expiration of the ninety (90) day period.

Where MiX Telematics terminates the Executive’s employment without cause, the Executive will be paid fifty percent (50%) of the Executive’s Base Salary and the Executive’s prorated annual incentive bonus earned through the termination date that the Executive would have been otherwise eligible for had employment not been terminated.

Where MiX Telematics terminates the Executive’s employment with cause, the Executive will be paid his Base Salary for the duration of the notice period and will not be entitled to any additional bonus.

The definition of "Cause" shall mean:
i.    the Executive's refusal or reckless failure to perform his Services under this Agreement;

ii.    the Executive's misconduct or negligence with regard to MiX Telematics, its vendors or agencies (including, without limitation, the Executive's fraud, dishonesty, embezzlement, moral turpitude or other act of dishonesty with regard to MiX Telematics);

iii.    the Executive's misconduct, negligence or omission which has a material adverse economic impact on MiX Telematics;

iv.    the Executive's conviction of, pleading nolo contendere to, or having adjudication withheld as to any felony or any crime involving fraud, dishonesty or moral turpitude;

v.    the Executive's persistent failure to perform his duties and responsibilities for MiX Telematics that causes MiX Telematics harm or damages;

vi.    the Executive's persistent failure to follow MiX Telematics applicable policies and procedures;

vii.    the Executive's insubordination to the Chairperson, the MiX Board and/or the Chief Executive Officer, or refusal or failure to follow the lawful direction of the foregoing individuals and/or entities;

viii.    any breach by the Executive of this Agreement;

ix.    the Executive's disparagement of MiX Telematics, the MiX Board, Chairperson, customers, services, vendors, contractors or agencies;

x.    the Executive conducting business on behalf of MiX Telematics while under the influence of alcohol or any illegal drugs;

xi.    any other serious complaint of conduct which causes MiX Telematics to lose trust in the Executive;

xii.    any breach of a fiduciary duty owed to MiX Telematics by the Executive;

xiii.    any breach by the Executive of the trust bestowed upon him by MiX Telematics; and

xiv.    any irreconcilable differences which may arise between the Executive and MiX Telematics.

11.    Amendment and Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all Parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the Parties under this Agreement are in addition to all other rights and remedies, at law or equity that they may have against each other.

12.    Assignment; Third Party Beneficiary. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned, subcontracted, or delegated by the Executive. MiX Telematics may assign its rights, and delegate its obligations, hereunder to any successor in interest. The rights and obligations of MiX Telematics under this Agreement shall inure to the benefit of and be binding upon and enforceable by its respective successors and assigns.

13.    Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable or, if not subject to modification, then eliminated herefrom to the extent necessary to permit the remaining provisions to be enforced. The provisions of this Section and Sections 5 and 10 through 20 shall survive the termination of this Agreement, the Employment Period, and/or the Executive’s relationship with MiX Telematics.

14.    Counterparts/Facsimile. This Agreement may be signed in any number of counterparts and by electronic transmissions and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

15.    Governing Law; Prevailing Party Fees; Venue; Jury Trial Waiver. This Agreement and any disputes arising out of this Agreement shall be governed by the laws of the state of Florida without regard to its choice of law principles, except where the application of federal law applies. If either Party breaches this Agreement, or any dispute arises out of, or relating to, this Agreement, the prevailing Party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels. In the event of any litigation arising out of this Agreement, the exclusive venue shall be in Palm Beach County, Florida and shall be decided by a judge, not a jury. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY.

16.    Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed sent: (i) on the same business day when faxed or delivered, personally or by confirmed facsimile transmission; (ii) three (3) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid; (iii) five (5) business days after being mailed to the United States from another country; or (iv) one (1) business day after being sent by a reputable overnight courier, addressed as set forth below or to such other address as any Party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt. Notices and all other communications shall initially be addressed to each Party at the address or facsimile number set forth below:

MiX Telematics    Attn:     Chief Executive Officer
MiX Telematics North America, Inc.
750 Park of Commerce Blvd. Suite 100
Boca Raton, FL 33487
Facsimile: (561) 994-3979

The Executive:    John Granara
36 Apache Way
Wilmington, MA 01887

17.    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the Parties with respect to such subject matter.

18.    Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.    Executive’s Representation. The Executive represents and warrants to MiX Telematics that there is no legal impediment to the Executive entering into, or performing the Executive’s obligations under this Agreement, and neither entering into this Agreement nor performing the Services hereunder will violate any agreement to which the Executive is a party or any other legal restriction. The Executive further represents and warrants that in performing Services hereunder the Executive will not use or disclose any confidential information of any prior employer or other person or entity.

20.    Section 409A of the Code. It is the intention of the Parties that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance promulgated or issued thereunder, to the extent that the requirements of Section 409A are applicable thereto, and this Agreement shall be construed in a manner consistent with that intention. If either Party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the Party shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on MiX Telematics).

If and to the extent required to comply with Section 409A, any payment or benefit required to be paid hereunder on account of termination of the Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Section 409A.

Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MiX TELEMATICS NORTH AMERICA, INC.: __________________________________ BY:_______________________________ as_________________________________	THE EXECUTIVE: __________________________________ John Granara